Exhibit 99.1

Dynamic Health Reports First Quarter Results

LARGO, FL – (MARKET WIRE) – August 24, 2006 — Dynamic Health Products, Inc. (OTCBB: DYHP), a leading distributor in the sports nutrition product and performance drink industries, announced today that total revenue for the fiscal first quarter ending June 30, 2006 was $13.8 million and net income applicable to common shareholders was $441 thousand or $0.03 per share.

Mandeep Taneja, Chief Executive Officer commented, “Our first quarter ending June 30, 2006 was highlighted by the following results:

•	Total revenue of $13.8 million;

•	Gross profit of $2.7 million;

•	Net income of $441 thousand;

•	Earnings per share of $0.03; and

•	Shareholders’ equity of $5,113,875.”

1st Quarter 2007 Discussion

Revenues

Dynamic Health Products (“Dynamic” or the “Company”) generated revenues of $13,818,021 for the three months ended June 30, 2006, an increase of $753,991 or 5.8%, compared to $13,064,030 for the three months ended June 30, 2005. The increase was primarily attributable to organic growth resulting from expansion of distribution channels with the opening of distribution centers in Henderson, Nevada and Largo, Florida in May 2005, as well as the expansion of the Company’s in-house sales force. Management expects organic growth of up to 15% in the future, based on expansion of marketing efforts through its in-house sales force.

Gross Profit

Dynamic achieved a gross profit of $2,706,048 for the three months ended June 30, 2006, an increase of $144,185 or 5.6%, compared to $2,561,863 for the three months ended June 30, 2005. Gross margin, as a percentage of revenues, was 19.6% for the three months ended June 30, 2006 and 2005. Management expects gross margins of 18% to 20% in the future.

Operating Expenses

The Company incurred operating expenses of $2,695,786 for the three months ended June 30, 2006, compared to $2,449,177 for the three months ended June 30, 2005. For the three months ended June 30, 2006, these expenses include various selling, general and administrative expenses of $2,573,854, and amortization and depreciation expenses of $121,932, compared to $2,337,247 in various selling, general and administrative expenses, and amortization and depreciation expenses of $111,930 for the three months ended June 30, 2005.

For the three months ended June 30, 2006 and 2005, selling, general and administrative expenses included non-cash amortization of deferred consulting fees of $65,939 and $110,939, respectively. Outbound transportation expenses, which are included in selling, general and administrative expenses, were $507,133 and $483,745, respectively, for the three months ended June 30, 2006 and 2005.

Operating expenses, excluding amortization and depreciation expenses increased to 18.6% of revenues for the three months ended June 30, 2006, from 17.9% of revenues for the three months ended June 30, 2005. The increase in operating expenses as a percentage of revenues was attributable to audit related accounting fees incurred in the first quarter this year versus the second quarter in the prior year, the incurrence of loan audit fees, the amortization of stock-based compensation costs, an increase in profit sharing plan expenses, an increase in compensation related expenses, an increase in tradeshow expenses, and is partially offset by a decrease in advertising expenses, a decrease in amortization of deferred consulting fees, a decrease in commissions paid to brokers and outside sales representatives, a decrease in contract labor and a decrease in the write off of bad debts.

Operating Income

Operating income decreased by 90.9%, or $102,424, to $10,262 for the three months ended June 30, 2006 from $112,686 for the three months ended June 30, 2005. As a percentage of revenues, operating income was 0.1% and 0.9%, respectively, for the three months ended June 30, 2006 and 2005.

Other Income (Expense)

Other income (expense) decreased $4,311,056 to $601,928 for the three months ended June 30, 2006 from $4,912,984 for the three months ended June 30, 2005. Below is a discussion of each of the various line items of other income (expense).

Derivative instrument income (expense), net, was $731,503 for the three months ended June 30, 2006, compared to $5,861,259 for the three months ended June 30, 2005 and derivative instrument interest expense was $745,805 for the three months ended June 30, 2006, compared to $827,938 for the three months ended June 30, 2005. The accounting for derivative financial instruments is very complex and has had a material non-cash effect on the Company’s net income (loss) for the three months ended June 30, 2006 and 2005. Management expects the accounting for these derivative financial instruments to have a material non-cash effect on its net income (loss) in any given reporting period during the life of the derivative financial instruments. The effect on Dynamic’s future earnings (losses) cannot be predicted since various factors effect both the valuation and corresponding charges or credits to income at each reporting period, as further discussed below under “Derivative Instruments”.

Interest income was $6,119 for the three months ended June 30, 2006, compared to $4,615 for the three months ended June 30, 2005. The increase in interest income was due to interest received on notes receivable and higher cash amounts held in interest bearing accounts in banks.

For the three months ended June 30, 2006, other income and expenses, net, of $93,180 consisted primarily of proceeds from an insurance claim, proceeds from a disputed escrow balance, and income from negotiated allowances on prior years.

For the three months ended June 30, 2006, Dynamic realized a gain from the sale of marketable equity securities of $572,096. Proceeds were used for payment of a portion of the principal balance on its revolving note payable.

For the three months ended June 30, 2006, the Company realized a gain from debt extinguishment of $153,750, resulting from the cancellation of 2,125,000 common stock warrants issued to a lender, associated with its September 2004 and March 2005 financings, in exchange for 150,000 shares of common stock.

Interest expense was $209,690 for the three months ended June 30, 2006, compared to $121,876 for the three months ended June 30, 2005. Interest expense increased for the three months ended June 30, 2006, primarily as a result of interest rate increases. In addition, $31,657 of the interest expense for the three months ended June 30, 2006 relates to the non-cash amortization of debt discounts based on the Black-Scholes option pricing model, applied to the Postponement Agreement entered into in July 2005 and the Postponement and Amendment Agreement entered into in April 2006, in connection with the September 30, 2004 convertible term note.

Income Taxes

As of June 30, 2006 and 2005, Dynamic had an accrued income tax liability of $43,984 and $5,009, respectively, income taxes payable of $35,000 and zero, respectively, and an estimated deferred income tax liability of $19,700 and $203,000, respectively, which primarily represents the potential future tax expense associated with unrealized gains on marketable equity securities, and is partially offset due to potential utilization of net operating losses not previously recognized. The net operating losses may be carried forward for up to up to 20 years.

Net Income Per Share

Net income per share decreased 91.3%, or $4,625,867, to $441,702, or $0.03 per basic share and $0.03 per diluted share, for the three months ended June 30, 2006, compared to net income of $5,067,569, or $0.36 per basic and $0.06 per diluted share for the three months ended June 30, 2005. However, $5,047,623 of this decrease resulted from the net non-cash effect of the aforementioned derivative instrument accounting.

Financial Condition, Liquidity and Capital Resources

The Company finances its operations and growth primarily through cash flows from operations, borrowing under a revolving credit facility, operating leases, trade payables, and the sale of equity and debt securities. Dynamic had a working capital deficit of $448,767 at June 30, 2006, compared to a working capital deficit of $688,507 at March 31, 2006.

Net cash used in operating activities was $32,465 for the three months ended June 30, 2006, as compared to net cash used in operating activities of $584,400 for the three months ended June 30, 2005. The usage of cash was primarily attributable to an increase in accounts receivable of $72,997 based on increases in credit sales, an increase in inventories of $164,981 due to increased restocking levels, an increase in prepaid expenses of $26,646 primarily due to the timing of insurance policy renewals and a decrease in accounts payable of $168,742 based on payments made on accounts, partially offset by an increase in amounts due to/from affiliates, net, of $14,387, an decrease in other current assets of $3,744, an decrease in other assets of $60,335, an increase in other payables of $93,535 primarily based on an increase in prepayments received from customers, an increase in income taxes payable of $35,000, an increase in accrued expenses of $31,843, an increase in accrued income taxes of $38,165 and an increase in deferred income taxes of $97,607 as a result of the sale of marketable equity securities and a decrease in available net operating loss carry forwards.

Net cash provided by investing activities was $538,396, representing proceeds from the sale of property of $14,500, proceeds from the sale of marketable equity securities of $572,096 and proceeds from repayments on notes receivable of $44,983, partially offset by purchases of property and equipment of $68,183 and the purchase of a distributor agreement of $25,000.

Net cash used in financing activities was $865,863, representing payments of long-term obligations of $307,371, the excess of payments versus advances received of $548,196 on short-term revolving note and payment of short-term obligations of $10,296.

At June 30, 2006, we had $649,080 in cash and cash equivalents, as compared to $533,497 at June 30, 2005.

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About Dynamic Health Products

DYHP is a distributor in the sports nutrition product and performance drink industries and is engaged in developing, wholesaling, and distributing a wide variety of non-prescription drugs, dietary supplements, vitamins, health foods, nutritional products soft goods and other related products. Their wholly-owned operating subsidiaries include Bob O’Leary Health Food Distributor Co., Inc., Dynamic Marketing I, Inc. and Herbal Health Products, Inc. They can be contacted at http://www.dyhp.biz http://www.bossonline.net http://www.dymark.com

Safe Harbor

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release may contain certain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements are presented based on current information available to management and in consideration of assumptions concerning information available to management regarding future events. Forward-looking statements are subject to risks and uncertainties that could cause future events or results to differ materially from such statements. Dynamic Health Products, Inc. disclaims any intent or obligation to update or revise any forward-looking statements and presents information herein solely for the intent of delivering general information regarding the company.

Contact:

Mandeep Taneja

President & CEO

Dynamic Health Products, Inc

12399 Belcher Road South, Suite 140

Largo, FL 33773

727-683-0670

http://www.dyhp.biz

http://www.bossonline.net

http://www.dymark.com

Investor Relations Contact:

Gerald Kieft or Ryan Audin

Wall Street Resources, Inc.

2646 SW Mapp Road, Suite 303

Palm City, Florida 34990

772-219-7525

http://www.wallstreetresources.net

SOURCE: Dynamic Health Products, Inc.